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                     December 18, 2020

       Jason Ma
       Chief Executive Officer and Chairman
       Tottenham Acquisition I Ltd
       Unit 902, Lucky Building
       39-41 Wellington Street
       Central, Hong Kong

                                                        Re: Tottenham
Acquisition I Ltd
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 18,
2020
                                                            File No. 001-38614

       Dear Mr. Ma:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Giovanni Caruso, Esq.